David S. Regnery                Trane Technologies plc U.S. Mailing Address
Chair and Executive Officer         170/175 Lakeview Drive     800-E Beaty Street
Airside Business Park     P.O.Box 940
Sword, Co. Dublin Ireland     Davidson, NC 28036 USA

September 25, 2025

Gary Guo

Dear Gary:

I am pleased to present you with an offer of employment to join Trane Technologies plc (the “Company”) as Senior Vice President, Chief Global Integrated Supply Chain Officer reporting directly to me. This role will be based in Davidson, North Carolina, with an anticipated start date of November 17, 2025. In this role, you will be a member of the Trane Technologies Enterprise Leadership Team (“ELT”) and will be appointed as an Elected (Section 16) Officer of the Company pending consideration by the Board of Directors at their December 4, 2025, meeting. I look forward to your acceptance of this offer and welcoming you to our team.

1.Your base salary will be set at an annual rate of $650,000 (Six Hundred Fifty Thousand U.S. dollars) paid monthly.

2.This position is “incentive eligible,” which means you will participate in the Trane Technologies Annual Incentive Matrix (“AIM”) Program. Your AIM target will be set at 80% of your base salary or $520,000. The actual award that you may receive can range from 0% to 200% of the targeted amount depending upon your individual performance and the achievement of the Company’s annual financial objectives and performance goals. Your participation in the AIM program will commence on January 1, 2026. For your reference, information related to the Trane Technologies AIM program is attached.

3.You will be eligible to receive Long-Term Incentive (“LTI”) awards as administered by the Human Resources and Compensation Committee of the Board of Directors (“the Committee”). Your annual LTI award opportunity is $1,600,000 and is anticipated to be granted annually in February, based on the meeting date of the Committee. Your LTI will be granted in two parts:

a.Stock Options and Restricted Stock Units (“RSUs”): Your annual equity (stock option and RSU) award will be $800,000. Your 2026 equity grant will be made in an equal proportion of stock options and RSUs. The award value will be converted into stock options and RSUs based on the fair market value of Trane Technologies’ ordinary shares on the grant date. Stock option and RSU awards generally vest ratably, one third each year, over three years from the date of grant. Annual equity awards are contingent upon your sustained performance and demonstrated leadership potential.

b.Performance Share Units (“PSUs”): Starting with performance year 2026, you will be eligible to receive grants under the Company’s Performance Share Program (“PSP”) with a target value of $800,000. The target award value will be converted into PSUs based on the fair market value of Trane Technologies’ ordinary shares on the grant date. PSUs are based on performance over a three-year period and settled in ordinary shares of the Company. At this time, the actual number of PSUs earned will be based on Trane Technologies’ Cash Flow Return on Invested Capital (“CROIC”) and Total Shareholder

Return (“TSR”) both relative to the S&P 500 Industrials Index over the 2026 to 2028 performance period and can range from 0% to 200% of the target number of PSUs. PSP performance goals are subject to change for future performance periods at the discretion of the Committee. For your reference, information related to the Trane Technologies Long-Term Incentive program is attached.

As a senior leader, you are subject to the Trane Technologies’ share ownership requirements, which means you are required to achieve and maintain ownership of ordinary shares or share equivalents of the Company at a value of at least 3x your annual base salary. You will have a five-year period from the effective date (your date of hire) to achieve this ownership at a rate of 20% per year. An overview of the Company’s share ownership requirements is also provided in the Long-Term Incentive brochure.
When you consider each of the items above, your Total Annual Direct Compensation (“TDC”) target is $2,770,000.

4.To compensate for the forfeiture of your annual incentive opportunity and unvested Stock Options, you will be provided with a one-time cash payment of $800,000. This payment will be issued in Q1 2026 and will be subject to a two-year clawback provision.

5.To compensate for the forfeiture of your Long-Term incentives granted in 2023, 2024, and 2025, you will be provided with replacement equity awards in the form of Trane Technologies equity-based grants. These equity awards will be granted to you at the first meeting of the Committee following your commencement of employment (anticipated to be December 4, 2025).

–RSUs: You will be granted 4,485 RSUs. These RSUs will vest in equal installments over three years on each anniversary of the grant date.

–PSUs:
–For the 2023 – 2025 performance period, scheduled to vest in February 2026, you will receive cash valued at $600,000. This payment will be issued in Q1 2026 and will be subject to a two-year clawback provision. You will also be granted 1,460 RSUs, in addition to the RSU amount noted above, with vesting in equal installments over three years.
–For the 2024 – 2026 performance period, which will be settled in the first quarter of 2027, you will be granted 1,512 PSUs.
–For the 2025 – 2027 performance period, which will be settled in the first quarter of 2028, you will be granted 1,513 PSUs.

The actual number of PSUs earned will be based on Trane Technologies’ Cash Flow Return on Invested Capital (“CROIC”) and Total Shareholder Return (“TSR”) both relative to the S&P 500 Industrials Index over the applicable 3-year performance period and can range from 0% to 200% of the target number of PSUs.

6.You will be eligible to participate in all applicable qualified and non-qualified employee benefit programs offered to U.S. salaried employees of the Company in accordance with the terms and conditions of those programs. Please note that your medical, dental and life insurance coverage with the Company will commence on the first day of employment provided you elect such coverage within the allowable timeframe. For your reference, information related to Trane Technologies benefit plans is attached.

7.You will be eligible for paid vacation, which in your case is four (4) weeks. Vacation days are earned and accrued on a monthly basis each calendar year.

8.You will be eligible for the Company’s Executive Relocation Program. A representative from Cartus will be in touch with you after we receive your acceptance of this offer to explain the program and begin the process. For your reference, a summary of the executive Relocation Program is attached.

9.In addition to the above, as an Officer, the following programs will be available to you:
a. Deferred Compensation Plan: You will be eligible to participate in the Trane Technologies Executive Deferred Compensation Plan (“EDCP”). The EDCP gives you the opportunity to defer up to 50% of your base salary, up to 100% of your AIM award and up to 100% of your PSP award on a pretax basis (except for FICA taxes payable at the time of deferral). As a new executive, you will have 30 days from the date of your hire to make a deferral under the EDCP. Information regarding the EDCP is provided in the attached brochure.

b.Financial Counseling: You will be eligible for financial and retirement counseling services through a provider of your choice. These services include tax, estate, and financial planning assistance up to $11,000 for the first year (and final year) and up to $9,000 for each subsequent year. The cost for these services is imputed to your annual income based upon receipts submitted for qualified services.

c.Executive Health: You will be eligible for the Company’s Executive Health Program. For your reference, a summary of the Trane Technologies Executive Health Program is attached.

d.Executive Long-Term Disability: You will be eligible for an enhanced Executive Long-Term Disability (“LTD”) program that covers annual incentive compensation in addition to base salary and provides greater benefit than offered in the standard group program.

10.You will be provided with a Change in Control Agreement (“CIC Agreement”), which provides economic security in the form of cash payments to the participant and enhanced coverage under certain benefit plans in the event of job loss caused by the sale of all or a substantial part of the Company. Your severance payment under a Change in Control (as defined in the CIC Agreement) would be equal to 2.5 times your base salary plus your AIM target. The actual agreement will be sent to you shortly after you begin employment.

11.Based on your role in the Company, you are restricted from transactions involving ordinary shares of Company stock (exercising options, moving in or out of ordinary shares held in company plans, or buying or selling ordinary shares on the open market) except during designated window periods. You will receive communication from the Corporate Secretary when window periods are open along with instructions on how to execute transactions.

This offer of employment is contingent on your completion of a satisfactory background check, drug screening, signing the Employee Non-Competition Agreement (attached) as well as satisfying the Conditions of Offer outlined on page 4. To accept this offer, please sign both the attached “Conditions of Offer” form and the Non-Competition Agreement and return them to Mairead Magner, SVP and Chief Human Resources Officer. Upon receipt of these documents, you will receive further instructions to complete the background investigation and drug screening.

In addition, there will be important policy information presented to you that you must agree to complete within the first (7) calendar days of your employment as well as on-line training material. The policies and training include Annual Code of Conduct, Ethics Awareness and Decision Making, Global Corruption and Bribery – What You Need to Know, and the Trane Technologies Proprietary Agreement.

Gary, we all believe that you will make a significant contribution to the Company and look forward to you joining our Enterprise Leadership Team. If you should have any questions about the details of the various plans and benefits above, please feel free to call Mairead Magner at (704) 990-3019 or Lynn Castrataro at (732) 325-7069.

Sincerely,

David S. Regnery
Chair and Chief Executive Officer

cc: Mairead Magner
Lynn Castrataro

Attachments: Non-Competition Agreement
AIM Brochure
Long Term Incentive Brochure
US Benefits Summary
EDCP Brochure
Executive Health Brochure
Executive Relocation Summary of Benefits

Trane Technologies maintains an employment-at-will policy, which means that you or the Company, for any reason or no reason, may terminate employment, and that nothing in this offer is intended to create a contract of employment for any period of time.

Conditions of Offer:

This offer is contingent upon the following:

1.Verification of information signed and submitted in connection with the Trane Technologies employment application.

2.Passing the required background check and drug screening. All test results will be handled in strict confidence.

3. Providing proof of identity and employment eligibility pursuant to the Immigration Reform and Control Act of 1986 within three (3) working days after the actual date you commence work. After submitting your acceptance of employment, you will be provided with instructions for completing this requirement along with a list of acceptable verification documents.

4.Understanding, agreeing, signing, and returning the Non-Competition Agreement.

5.Your acceptance and execution of this offer in the space provided below, and its receipt by Mairead Magner.

By signing this letter, you represent and warrant to Trane Technologies that you are not currently subject to any express or implied contractual obligations to any of your former employers under secrecy, non-competition or other agreements or understanding, except for any such agreements which you have disclosed to Trane Technologies prior to the date of this letter. You also represent and warrant that if you are subject to any agreements (which you have already disclosed to Trane Technologies), such agreements will not adversely affect your job performance at Trane Technologies.

Trane Technologies maintains an employment-at-will policy, which means that you or the Company, for any reason or no reason, may terminate employment, and that nothing in this offer is intended to create a contract of employment for any period of time.

CANDIDATE ACCEPTANCE

I accept your offer of employment with Trane Technologies as Senior Vice President, Chief Global Integrated Supply Chain Officer and agree to the conditions in the offer letter.

__________________________________ __________________________________
Gary Guo                         Date